Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262194

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated January 28, 2022)

FATHOM DIGITAL MANUFACTURING CORPORATION

45,423,250 SHARES OF CLASS A COMMON STOCK

9,900,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

18,525,000 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS TO

PURCHASE CLASS A COMMON STOCK AND

90,570,234 SHARES OF CLASS A COMMON STOCK UNDERLYING CLASS B COMMON STOCK

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated January 28, 2022, as supplemented by prospectus supplement no. 1 thereto dated March 4, 2022 (as supplemented hereby and as may be further supplemented or amended from time to time, the “Prospectus”), with the information contained in our Notification of Late Filing on Form 12b-25 (the “Notification of Late Filing”) with respect to our Annual Report on Form 10-K for the year ended December 31, 2021, which Notification of Late Filing we filed with the Securities and Exchange Commission (“SEC”) on March 31, 2022. Accordingly, we have attached the Notification of Late Filing to this prospectus supplement. Capitalized terms used but not defined in this prospectus supplement have the meanings given to such terms in the Prospectus.

The Prospectus and this prospectus supplement relate to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of: (i) up to 36,661,014 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) issued to the Legacy Fathom Owners in connection with the closing of the Business Combination, (ii) up to 4,770,000 shares of Class A common stock held by Altimar Sponsor II, LLC (“Sponsor”) and the other Altimar II Founders following the closing of the Business Combination, (iii) up to 2,724,736 Earnout Shares issued to certain Legacy Fathom Owners, and (iv) up to 1,267,500 Sponsor Earnout Shares. The Prospectus and this prospectus supplement also relate to (a) the resale of up to 9,900,000 Private Placement Warrants to purchase shares of Class A common stock held by Sponsor, (b) the issuance of up to 18,525,000 shares of Class A common stock upon the exercise of outstanding Public Warrants and Private Placement Warrants to purchase shares of Class A common stock, and (c) the issuance of up to 90,570,234 shares of Class A common stock issuable upon the exchange of New Fathom Units (together with a corresponding number of shares of Class B common stock) held by certain of the Selling Stockholders (including 6,275,264 Earnout Shares presently represented in the form of unvested New Fathom Units).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “FATH.” On March 31, 2022, the closing price of our Class A common stock was $6.18 per share. Our Public Warrants are currently listed on the NYSE and trade under the symbol “FATH.WS.” One March 31, 2022, the closing price of our Public Warrants was $0.76 per Public Warrant.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2022.

SEC FILE NUMBER
001-39994
CUSIP NUMBER
31189Y103

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check one):	☒ Form 10-K ☐ Form 20-F ☐ Form 11-K ☐ Form 10-Q ☐ Form 10-D ☐ Form N-CEN ☐ Form N-CSR

For Period Ended: December 31, 2021

☐ Transition Report on Form 10-K
☐ Transition Report on Form 20-F
☐ Transition Report on Form 11-K
☐ Transition Report on Form 10-Q

For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I — REGISTRANT INFORMATION

Fathom Digital Manufacturing Corporation

Full Name of Registrant

Altimar Acquisition Corp. II

Former Name if Applicable

1050 Walnut Ridge Drive

Address of Principal Executive Office (Street and Number)

Hartland, WI 53029

City, State and Zip Code

PART II — RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

☒	(a)	The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
(b)

The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form CEN or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

	(c)	The accountant’s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III—NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, CEN, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Fathom Digital Manufacturing Corporation (the “Company”) is unable to timely file with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”). The Company requires additional time to finalize and review its consolidated financial statements due to a combination of factors relating to the completion of the Company’s business combination on December 23, 2021 (the “Business Combination”), including the timing of combining with a special purpose acquisition company and the extensive and complex accounting and disclosure requirements related to the transaction. As a result, the Company is unable to file the 2021 Form 10-K by the prescribed due date without unreasonable effort or expense. The Company anticipates that the 2021 Form 10-K will be filed as soon as practicable and in any event on or prior to the fifteenth calendar day following the prescribed due date.

PART IV — OTHER INFORMATION

(1)	Name and telephone number of person to contact in regard to this notification

	Mark Frost	(262)	367-8254
	(Name)	(Area Code)	(Telephone Number)

(2)	Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes ☒ No ☐

(3)	Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes ☒ No ☐

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The Company’s results of operations for the year ended December 31, 2021 will be significantly different from its results of operations from the corresponding period in the prior fiscal year due primarily to the Business Combination. Until the filing of the 2021 Form 10-K, please refer to the Company’s press release announcing preliminary unaudited financial results furnished on Form 8-K filed with the SEC on March 4, 2022 for more information.

Disclosure Regarding Forward-Looking Statements

This filing contains a number of forward-looking statements. Words such as “expect,” “will,” “anticipates,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our beliefs and expectations relating to the filing of the 2021 Form 10-K and the results of the ongoing review. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond our control. Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a material delay in the Company’s financial reporting, including the possibility that the Company will not be able to file its 2021 Form 10-K within the fifteen-day extension permitted by the rules of the SEC, and the possibility that the ongoing review may identify errors or control deficiencies in the Company’s accounting practices. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this report, except as required by applicable law or regulation.

Fathom Digital Manufacturing Corporation

(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2022	By:	/s/ Mark Frost
Name: Mark Frost
Title: Chief Financial Officer